Atkore International Group Inc. To Acquire Vergokan International

Harvey, Illinois, September 27, 2018/Business Wire/ -- Atkore International Group Inc. (“Atkore”) (NYSE: ATKR), today announced that it has entered into a definitive agreement with Pentahold NV to acquire Vergokan International NV (”Vergokan”), a leading manufacturer of cable tray and cable ladder systems, underfloor installations and industrial floor trunking that serves industrial, power and energy, commercial and infrastructure sectors in more than 45 countries (www.vergokan.com).

“This transaction provides Atkore with an expanded presence in Western Europe and strengthens our electrical portfolio of cable management products,” noted Mike Schulte, Atkore Group President. “Vergokan’s reputation for quality and reliability reinforces Atkore’s continued focus on delivering the right solutions for our customers.”

Filip Goris, Chief Executive Officer-Vergokan, added, “We are pleased that Atkore recognized Vergokan’s diversified product offering and manufacturing capabilities with cable management systems, and are excited to be a part of Atkore’s continued electrical products growth.”

Headquartered in Belgium, Vergokan employs more than 165 employees and primarily sells through distributors and wholesalers.

The transaction is expected to close on October 1, 2018, and terms of the sale are undisclosed.

About Atkore International Group Inc.
Atkore International Group Inc. is a leading manufacturer of electrical products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,600 people at 58 manufacturing and distribution facilities worldwide. The company is headquartered in Harvey, Illinois.

To learn more, please visit at www.atkore.com.

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